Exhibit 10.10
Amendment No. 2 to the
Discover Financial Services
Directors’ Compensation Plan
The Discover Financial Services Directors’ Compensation Plan (the “Plan”), is hereby amended in the following respects:

Effective December 1, 2011, the Plan is amended by replacing the text of Section 7 Annual Retainers with the following:

(a)    Board Members. Each Eligible Director shall be entitled to an Annual Retainer of $75,000.

(b)    Lead Director and Chairpersons. In addition to the Annual Retainer provided for in Section 7(a), each Eligible Director who is the (i) Lead Director shall be entitled to an annual Lead Director fee of $75,000; (ii) the Audit and Risk Committee Chair shall be entitled to an annual Committee Chair fee of $50,000; (iii) the Compensation Committee Chair shall be entitled to an annual Committee Chair fee of $25,000; and (iv) the Nominating and Governance Committee Chair shall be entitled to an annual Committee Chair fee of $25,000.

(c)    Committee Members. In addition to the Annual Retainer provided for in Section 7(a) and the Lead Director and Chairpersons fees provided for in Section 7(b), each Eligible Director, other than the Chairperson, of the (i) Audit and Risk Committee shall be entitled to an annual Committee Member fee of $15,000; (ii) Compensation Committee shall be entitled to an annual Committee Member fee of $10,000; and (iii) Nominating and Governance Committee shall be entitled to an annual Committee Member fee of $5,000.”